SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G
                               (Rule 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13d-2(b)

                   (Amendment No. 1 -- Final Amendment)*/


                    SECURITY CAPITAL GROUP INCORPORATED
-------------------------------------------------------------------------------
                              (Name of Issuer)


 Class A Common Stock, $.01 par value per share, and Class B Common Stock,
                          $.01 par value per share
-------------------------------------------------------------------------------
                     (Title of Classes of Securities)


                          81413P105 and 81413
                      ---------------------------
                            (CUSIP Numbers)


                               March 14, 2000
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)






Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)



*/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                             Page 1 of 4 pages

----------------------------------                 ----------------------------
CUSIP No. 81413P105 and 81413P204         13G             Page 2 of 4 Pages
----------------------------------                 ----------------------------

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                     Security Capital U.S. Realty
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Grand Duchy of Luxembourg
-------------------------------------------------------------------------------

                              5       SOLE VOTING POWER

  NUMBER OF                         0 Shares of Class A Common Stock and
   SHARES                               Class B Common Stock
BENEFICIALLY                 --------------------------------------------------
  OWNED BY                    6       SHARED VOTING POWER
    EACH
  REPORTING                                 0 Shares
   PERSON                    --------------------------------------------------
    WITH                      7       SOLE DISPOSITIVE POWER

                                    0 Shares of Class A Common Stock
                                        and Class B Common Stock
                             --------------------------------------------------
                              8       SHARED DISPOSITIVE POWER

                                            0 Shares
-------------------------------------------------------------------------------

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 Shares of Class A Common Stock and Class B Common Stock
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                        CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                 -------------------------
CUSIP No. 81413P105 and 81413P204          13G              Page 3 of 4 Pages
--------------------------------------                -------------------------


-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                       Security Capital Holdings S.A.

-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Grand Duchy of Luxembourg
-------------------------------------------------------------------------------
                                5   SOLE VOTING POWER

                                    0 Shares of Class A Common Stock
                                       and Class B Common Stock
                          -----------------------------------------------------
                                6   SHARED VOTING POWER
   NUMBER OF
    SHARES                            0 Shares
 BENEFICIALLY             -----------------------------------------------------
  OWNED BY                      7   SOLE DISPOSITIVE POWER
    EACH
  REPORTING                         0 Shares of Class A Common Stock
   PERSON                              and Class B Common Stock
    WITH                  -----------------------------------------------------
                                8       SHARED DISPOSITIVE POWER

                                            0 Shares
-------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 Shares of Class A Common Stock and Class B Common Stock
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                        CO
-------------------------------------------------------------------------------


                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 4.  Ownership.

         As of the close of business on March 14, 2000, Security Capital U.S. Realty and Security Capital Holdings S.A. have disposed of all of their equity interests in the issuer and each beneficially own 0 shares of Class A Common Stock and 0 Shares of Class B Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. |X|

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information in this statement is true, complete and correct.

Date: March 24, 2000


                                   SECURITY CAPITAL U.S. REALTY



                                    By: /s/ Jeffrey A. Cozad
                                       ------------------------------------
                                        Name: Jeffrey A. Cozad
                                        Title: Managing Director


                                    SECURITY CAPITAL HOLDINGS S.A.



                                    By: /s/ Jeffrey A. Cozad
                                       ------------------------------------
                                        Name: Jeffrey A. Cozad
                                        Title: Managing Director




                                Page 4 of 4 pages